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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN 000S, EXCEPT RATIOS)

                                                                                                                   NINE
                                                                    YEAR ENDED DECEMBER 31,                    MONTHS ENDED
                                                         1998     1999       2000      2001       2002      SEPTEMBER 30, 2003
                                                        ------   -------   -------    -------    -------    ------------------
EARNINGS
        Pre-tax loss from continuing operations
         before adjustment for minority interests
         in consolidated subsidiaries or
         income or loss from equity investees           27,871   102,938   199,051    156,966   (193,844)         (13,790)
                                                        ======   =======   =======    =======    =======           ======

FIXED CHARGES
   Interest expense and amortization of debt
    issuance costs on all indebtedness                   4,855    15,184    25,708     36,072     35,866           24,182
   Appropriate portion (1/3) of rent expense
    relating to interest                                   599     3,863     5,346      7,953     10,329           12,827
                                                        ------   -------   -------    -------    -------           ------
                                       Fixed Charges     5,454    19,047    31,054     44,025     46,195           37,009
                                                        ======   =======   =======    =======    =======           ======

      Pre-tax loss from continuing operations
       before adjustment for minority interests
       in consolidated subsidiaries or income or
       loss from equity investees plus Fixed Charges    33,325   121,985   230,105    200,991   (147,649)          23,219
                                                        ======   =======   =======    =======    =======           ======
                  RATIO OF EARNINGS TO FIXED CHARGES       6.1       6.4       7.4        4.6      (a)               (a)

(a) Due to the losses for the year ended December 31, 2002 and the nine months ended September 30, 2003, the ratio of earnings to fixed charges for such periods was less than 1:1. In order to achieve a coverage ratio of 1:1, we needed additional earnings of $193.8 million for the year ended December 31, 2002 and $13.8 million for the nine months ended September 30, 2003.

(b) No interest was capitalized for any period.